EXHIBIT 21



Subsidiaries of Registrant


Name of Subsidiary                 State of Incorporation      % of Stock Owned
------------------                 ----------------------      ----------------

Augusta Housing Center, Inc               Georgia                    100%

Big Daddy's Mobile Homes, Inc.            Georgia                    80%

JC Homes, Inc                             Georgia                    80%

Evans-Lanier, Inc                         Georgia                    80%

Tim Phillips Homes, Inc.                  Georgia                    100%

Apple Homes, Inc.                         Georgia                    100%

Mobile Air Systems, Inc.                  Georgia                    100%

                                      E-30